AMENDMENT NO. 1
TO
Supplemental Life Insurance and Deferred Income Plan
(APPROVED JULY 14, 2020)

1.    A new final sentence is added to the definition of “Covered Compensation” in Section 2.01 of the SERP as follows:

In calculating Covered Compensation with respect to any portion of an Executive’s Supplemental Life Annuity that accrues on or after January 1, 2021, the short-term bonus earnings shall be reduced by any amounts that the Executive is required to repay, or that the Company otherwise has recovered or is seeking to recover, under the Company’s Executive Incentive Compensation Recoupment Policy or any successor or similar compensation recovery or recoupment policy.

2.    A new definition of “Section 16 Officer” is added to Section 2.01 of the SERP as follows:

“Section 16 Officer” means any “officer,” as defined in Rule 16a-1(f) of the Exchange Act, of the Company.

3.    Article VII of the SERP is amended and restated in its entirety to read as follows:

ARTICLE VII
VESTED BENEFITS AND FORFEITURE

Section 7.01    Vesting Service and Percentage. An Executive’s interest in his Supplemental Life Annuity shall become Vested in accordance with the following Schedule:

Years of Vesting Service	Vested Percentage
Fewer than 5	0
5	25
6	40
7	55
8	70
9	85
10 or more	100

Section 7.02    Forfeiture.

(a)    Notwithstanding anything to the contrary herein, any portion of a Section 16 Officer’s Supplemental Life Annuity that has accrued on or after January 1, 2021 shall be subject to reduction or forfeiture, as determined by the Administrator in its discretion, if the Section 16 Officer Terminates Employment for Cause (as defined below) or if the Administrator determines in its discretion following a Section 16 Officer’s Termination of Employment that such Section 16 Officer’s employment could have been terminated

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for Cause had all of the relevant facts been known to the Administrator at the time of the Section 16 Officer’s Termination of Employment.

(b)    “Cause” for a Termination of Employment shall be deemed to exist if there is a good faith finding by the Administrator that a Section 16 Officer has (1) refused to perform the lawful employment duties related to his or her position or as from time to time assigned to him or her (other than due to disability); (2) violated in any material respect the Company’s published rules, regulations, or policies, as in effect from time to time, or committed any other willful, intentional or grossly negligent act, in each case having the effect of materially injuring the interest, business or reputation of the Company; (3) committed an act constituting a felony or misdemeanor involving fraud, theft or dishonesty; (4) misappropriated or embezzled any property of the Company (whether or not an act constituting a felony or misdemeanor); or (5) breached any material provision of any confidentiality or non-competition agreement with the Company.

(c)    Any reduction or forfeiture under this Section 7.02 shall be determined and calculated by the Administrator in its sole and absolute discretion. The Administrator may, subject to any limitations imposed by applicable law, effect the reduction or forfeiture by any means it deems appropriate, including (without limitation) reducing the amount of future payments or cancelling future payments.
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